UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2007
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Delaware	1-14303	36-3161171

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (313) 758-2000
Check the appropriate box below if the Form 8—K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e—4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 25, 2007, the Board of Directors (the “Board”) of American Axle & Manufacturing Holdings, Inc. (the “Company”) approved the following executive officer appointments effective December 1, 2007. In connection with the appointments, the Compensation Committee of the Board approved, on November 12, 2007, the base salaries set forth below, also effective December 1, 2007.
Yogendra N. Rahangdale will serve as Vice Chairman of American Axle & Manufacturing, Inc. (“AAM”), a non-Board position. Mr. Rahangdale currently serves as President & Chief Operating Officer. The position of President will not be filled at this time. Mr. Rahangdale’s annual base salary in his new position will be $360,000.
David C. Dauch will serve as Executive Vice President & Chief Operating Officer of AAM. Mr. Dauch currently serves as Executive Vice President — Commercial & Strategic Development. Mr. Dauch’s annual base salary in his new position will be $330,000.
Michael K. Simonte will serve as Group Vice President — Finance & Chief Financial Officer of AAM. Mr. Simonte currently serves as Vice President — Finance & Chief Financial Officer. Mr. Simonte’s annual base salary in his new position will be $270,000.
Item 5.05 Amendments to the Registrant’s Code of Ethics or Waiver of a Provision of the Code of Ethics.
On November 12, 2007, the Board granted a waiver of the conflict of interest provision of AAM’s Code of Business Conduct (the “Code”) for Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, and David C. Dauch, Executive Vice President — Commercial & Strategic Development.
The Code provides, among other things, that it is generally a conflict of interest for an AAM employee to have a direct reporting relationship with a family member. In connection with the Board’s appointment of David C. Dauch as Executive Vice President & Chief Operating Officer effective December 1, 2007, David C. Dauch will report to his father, Richard E. Dauch. The Board concluded that it was in the best interests of the Company to waive this provision of the Code to allow this direct reporting relationship.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:	/s/ Patrick S. Lancaster
Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary

Dated: November 15, 2007